EXHIBIT 99.1

NEW WORLD EXPECTS TO REPORT INCREASES IN 1st QUARTER REVENUES AND
GROSS PROFIT

GOLDEN, Colo. ( 4/14/05) – New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced that it expects to report total revenues of approximately $93.3 million in the first quarter of 2005, representing continued improvement over the $91.2 million posted in the first quarter of last year. Additionally, the gross profit margin is expected to improve to 18.4 % in the first quarter of 2005 compared to 18.1% in the first quarter of last year.

Income from operations for the quarter is expected to be approximately $1.7 million, unchanged from the first quarter of 2004, which benefited from the reversal of a prior accrual of approximately $0.8 million associated with integration and reorganization costs. Income from operations includes estimated depreciation and amortization expense of $6.7 million and $6.8 million in the 2005 and 2004 quarters, respectively.

New World also announced that chief operating officer Michael J. Mrlik has resigned to assume the position of president and CEO of a privately held restaurant company.  The company thanks Mr. Mrlik for his years of service and contribution to the company and wishes him success in his future endeavors.

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  As of March 29, 2005, the company’s retail system consisted of 449 company-operated locations, as well as 170 franchised, and 60 licensed locations in 34 states, plus D.C. The company also operates a dough production facility.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “plan to,”  “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend”  and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the current and future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. Actual results for the first quarter 2005 may differ from estimates provided above due to final reviews and adjustments or resolution of contingencies. These and other risks are more fully discussed in the Company’s SEC filings.